Exhibit 8.1

King & Spalding LLP 1180 Peachtree Street, N.E. Atlanta, Georgia 30309-3521 Main: 404/572-4600 Fax: 404/572-5100
March 10, 2008
SunTrust Banks, Inc.
303 Peachtree Street, N.E.
Atlanta, Georgia 30308

Re:	Federal Income Tax Consequences of Merger of GB&T Bancshares, Inc. with and into SunTrust Banks, Inc.
Ladies and Gentlemen:
     We have acted as counsel to SunTrust Banks, Inc., a Georgia corporation (“SunTrust”), in connection with the Agreement and Plan of Merger dated as of November 2, 2007 (the “Merger Agreement”), between GB&T Bancshares, Inc., a Georgia corporation (“GB&T”) and SunTrust, pursuant to which GB&T shall be merged with and into SunTrust with SunTrust as the surviving corporation (the “Merger”) on the terms and conditions set forth therein.
     For purposes of this letter, capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.
     In rendering our opinion, we have examined such documents as we have deemed appropriate, including (i) the Merger Agreement, (ii) the Registration Statement on Form S-4 (the “Registration Statement”) filed by SunTrust with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed Merger, and (iii) the representation letters of GB&T and SunTrust delivered to us for purposes of this opinion (the “Representation Letters”), containing representations about factual matters relating to the proposed Merger. In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, and other instruments and have made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

SunTrust Banks, Inc.
March 10, 2008

     We have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time, (iii) the factual representations made by GB&T and SunTrust in the Representation Letters are and will remain accurate and complete at all times up to and including the Effective Time, and (iv) any factual representations made in the Merger Agreement or the Representation Letters “to the knowledge of,” or based on the belief of, GB&T or SunTrust or similarly qualified are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time, in each case without such qualification. We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.
     Based upon the foregoing, it is our opinion that for U.S. federal income tax purposes, the Merger will constitute a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code.
     Our opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements of fact set out herein that we have assumed, with your consent, to be accurate and complete. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of the assumed facts set out herein is, or later becomes, inaccurate. Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.
     We understand that this opinion will appear as Exhibit 8.1 to the Registration Statement. We hereby consent to such use of our opinion. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ King & Spalding LLP
King & Spalding LLP